EXHIBIT 99.1

PACCAR Inc
PACCAR	Public Affairs Department
P.O. Box 1518
Press Release	Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Implements New U.K. Parts Distribution

November 1, 2004, Bellevue, Washington – PACCAR successfully concluded an early termination agreement with RAC plc regarding the distribution of Leyland aftermarket parts to DAF dealers and customers in the U.K.  In the future, parts will be stored and distributed from PACCAR’s new £11 million ($20 million) parts distribution center at Leyland.  Per the terms of the termination agreement, PACCAR will pay RAC £18 million ($33 million).  This cost will be charged against PACCAR’s fourth quarter pretax income.

“Beginning in the fourth quarter of 2005, PACCAR will establish a single distribution parts channel for DAF U.K. dealers,” explained Bill Jackson, vice president.  “This transition represents a positive development for DAF dealers and customers in the U.K.  For PACCAR, it will generate additional parts sales and margins and lower the cost of parts distribution.  In addition, PACCAR Parts is implementing electronic parts scheduling and an all-make parts program for DAF dealers.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

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